EXHIBIT 10(5)

AGREEMENT

         AGREEMENT dated as of January 1, 2002 (the “Agreement”) between PFIZER INC., a Delaware corporation (the “Company”), and JEFFREY B. KINDLER (the “Executive”).

         WHEREAS, the Company wishes to employ the Executive as its Senior Vice President and General Counsel; and

         WHEREAS, the Company wishes to provide the benefits under this Agreement as an inducement for the Executive to enter into such employment; and

         WHEREAS, the Executive wishes to enter into such employment on the condition that the Company provide the benefits under this Agreement;

         NOW, THEREFORE, the Company and the Executive hereby agree as follows:

1.     Benefits Upon a Qualifying Termination. If the Executive’s employment with the Company is terminated by the Company without Cause (as hereinafter defined) or by the Executive for Good Reason (as hereinafter defined) at any time prior to January 1, 2005 (a “Qualifying Termination”), the Executive shall be entitled to payment of the benefits set forth below:

(i)	A lump sum amount equal to the sum of (a) his unpaid base salary, if any, through the Date of Termination (as hereinafter defined) at the rate in effect on the Date of Termination; plus (b) a prorated portion, based on the number of calendar months (either whole or partial) in the year through the Date of Termination divided by 12, of his Annual Incentive Compensation. For the purpose of this Agreement, “Annual Incentive Compensation” shall mean the greater of (x) the amount of the annual incentive award, if any, paid to the Executive in respect of the year immediately preceding the year in which the Date of Termination occurs or (y) the target amount of the annual incentive award for the Executive for the year in which the Date of Termination occurs; plus

(ii)	A lump sum amount equal to the sum of (a) one full year’s base salary at the rate in effect on the Date of Termination; plus (b) his Annual Incentive Compensation.

The amount of base salary and target amount of annual incentive award shall be determined without regard to any reduction described in Section 6(ii) below. The benefits provided under this Agreement shall be in addition to any compensation and benefits to which the Executive may be entitled under any other agreement, plan or program of the Company, except as expressly provided in Section 8 below.

2.     Notice of Termination. The termination by the Company or the Executive of the Executive’s employment for any reason shall be communicated by a written notice of termination (a “Notice of Termination”) to the other party in accordance with Section 10 hereof. The Notice of Termination shall set forth in reasonable detail the facts and circumstances providing a basis for the termination, including, if applicable, the facts and circumstances supporting a claim of termination for Cause by the Company or a claim of termination for Good Reason by the Executive.

3.     Date of Termination. The termination of the Executive’s employment shall be effective on the date set forth in the Notice of Termination, which date shall not be later than 30 days after the date on which the Notice of Termination is received or deemed received by the other party in accordance with Section 10 hereof, or such other date as the parties hereto may agree upon in writing (the “Date of Termination”).

4. Date of Payment.

(i)  The benefits provided for in Section 1 hereof in the event of a Qualifying Termination shall be paid by the Company within 30 days following the Date of Termination, subject to subsection (ii) of this Section 4.

(ii)  The party receiving the Notice of Termination shall have the right to notify the other party in accordance with Section 10 hereof, within 5 days following the date on which the Notice of Termination is received or deemed received, that a dispute exists concerning the grounds for termination. In such event, the parties shall proceed to resolve the dispute by written agreement, by binding arbitration or by a final judgment, order or decree of a court of competent jurisdiction (which is not appealable or the time for appeal therefrom shall have expired and no appeal shall have been perfected). If such dispute is resolved with a final determination that the Executive is entitled to the benefits provided in Section 1 hereof, such benefits shall be paid, with interest accumulating from the Date of Termination at the prime rate as published in The Wall Street Journal, within 15 days following the date on which such dispute is finally resolved.

5.     Definition of Cause. For purposes of this Agreement, “Cause” shall mean the Executive’s willful breach of duty in the course of his employment or his willful habitual neglect of his employment duties. For purposes of this Section 5, no act, or failure to act, on the Executive’s part shall be deemed “willful” unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that his action or omission was in the best interests of the Company. Notwithstanding the foregoing, the Executive shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to the Executive a copy of a resolution adopted by the affirmative vote of not less than three-fourths of the entire membership of the Board of Directors of the Company at a meeting of the Board called and held for such purpose (after reasonable notice to the Executive and an opportunity for him, together with his counsel, to be heard before the Board), finding that in the good faith opinion of the Board the Executive had committed the breach or neglect of duty described above in this Section 5 and specifying the particulars thereof in detail.

6.     Definition of Good Reason. For purposes of this Agreement, “Good Reason” shall mean the occurrence, without the Executive’s written consent, of any of the following circumstances unless, in the case of subsections (i), (iii), (iv), and (v) of this Section 6, such circumstances are fully corrected within ten (10) business days after written notice thereof to the Company from the Executive:

(i)	the assignment to the Executive of any duties inconsistent with his status as Senior Vice President and General Counsel of the Company, his removal from that position or a substantial diminution in the nature or status of his responsibilities;

(ii)	a reduction by the Company of the Executive’s target total annual compensation (sum of annual base salary plus target annual incentive award) as in effect on the date hereof or as the same may be increased from time to time;

(iii)	the failure by the Company to pay or provide to the Executive any compensation when due;

(iv)	the failure by the Company to continue in effect any incentive compensation plan in which the Executive participates on the date hereof or hereafter, unless an equitable alternative compensation arrangement (embodied in an ongoing substitute or alternative plan) has been provided for the Executive; or the failure by the Company to continue the Executive’s participation in any such incentive plan on the same basis, both in terms of the amount of benefits provided (except if the Executive’s benefits are reduced as a result of the Company’s reduction of benefits provided to all participants covered by such plan) and the level of the Executive’s participation relative to other participants, as existed immediately prior to such failure;

(v)	except as required by law, the failure by the Company to continue to provide the Executive with benefits at least as favorable as those enjoyed by the Executive immediately prior to such failure under the employee benefit and welfare plans of the Company, including, without limitation, the pension, life insurance, medical, dental, health and accident, disability, deferred compensation retirement and savings plans, in which the Executive was participating immediately prior to such failure (except if the Executive’s benefits are reduced as a result of the Company’s reduction of benefits provided to all participants covered by such plan or plans); the taking of any action by the Company which would directly or indirectly materially reduce any of such benefits or deprive the Executive of any material fringe benefit enjoyed by the Executive immediately prior to the taking of such action (except if the Executive’s benefits or fringe benefits are reduced as a result of the Company’s reduction of benefits or fringe benefits to all employees who receive them); or the failure by the Company to provide the Executive with the number of paid vacation days to which he was entitled immediately prior to such failure; or

(vi)	the purported termination of the Executive’s employment which is not effected pursuant to a Notice of Termination satisfying the requirements of Section 2 above, and for purposes of this Agreement, no such purported termination shall be effective.

The Executive’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any circumstances constituting “Good Reason” hereunder.

7.     Limited Circumstances in Which Benefits are Payable Hereunder. No benefits shall be payable under this Agreement in the event that the Executive’s employment with the Company ceases for any reason other than termination by the Company without Cause or by the Executive for Good Reason. Without limiting the generality of the foregoing, no benefits shall be payable hereunder in the event that the Executive’s employment with the Company ceases as the result of termination by the Company for Cause, termination by the Executive other than for Good Reason, or the death or disability of the Executive. In the case of termination of the Executive’s employment as a result of the death or disability of the Executive, benefits will be provided in accordance with the Company’s compensation and benefit plans in which the Executive participated immediately prior to his termination of employment.

8.     Benefits in Event of a Change in Control. The benefits provided under this Agreement will be reduced by any benefits that may be paid under other agreements or arrangements as a result of termination of the Executive’s employment following a change in control of the Company that occurs during the term of this Agreement.

9.     Legal Fees and Expenses. The Company promptly shall reimburse the Executive for all legal fees and expenses reasonably incurred by him in contesting or disputing the nature of any termination of employment for purposes of this Agreement or in seeking to obtain or enforce any right or benefit provided by this Agreement.

10.     Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given by the party giving such notice or other communication and to have been duly received by the other party (i) on the date on which such notice or other communication shall be delivered by hand to and receipted for by such other party, or (ii) three New York business days after the date on which such notice or other communication shall be mailed by registered or certified mail with postage prepaid:

(i)	If to the Executive, to:	Jeffrey B. Kindler, Senior Vice President and General Counsel, Pfizer Inc., 235 East 42nd Street, New York, NY 10017

(ii)	If to the Company, to:	Pfizer Inc., 235 East 42nd Street, New York, NY 10017, Attention: Corporate Secretary

or such other address as may have been furnished to the Company by the Executive or to the Executive by the Company, as the case may be.

11. Successors.

(i)  The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to agree in writing to assume the Company’s obligations under this Agreement and to perform such obligations in the same manner and to the same extent that the Company is required to perform them. As used in this Agreement, “Company” shall mean the Company as hereinabove defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform the Company’s obligations under this Agreement by operation of law or otherwise.

(ii)  This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive shall die while any amounts would still be payable to him in accordance with the terms of this Agreement if he had continued to live, all such amounts shall be paid to his devisee, legatee or other designee or, if there is no such designee, to his estate.

12.     Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

13.     Modification and Waiver. No provision of this Agreement may be amended, modified, waived or discharged except pursuant to a written agreement signed by the Company and the Executive.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

PFIZER INC.

By /s/ Henry A. McKinnell Henry A. McKinnell Chairman and Chief Executive Officer

EXECUTIVE

/s/ Jeffrey B. Kindler Jeffrey B. Kindler